Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Feb. 5, 2014

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com
Magellan Midstream Delivers Record Quarterly and Annual Financial Results
Targets Annual Distribution Growth of 20% for 2014 and 15% for 2015

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit of $223.5 million for fourth quarter 2013, an increase of $40.8 million, or 22%, compared to $182.7 million for fourth quarter 2012.
Net income grew 24% to a quarterly record of $190.0 million for fourth quarter 2013 compared to $153.8 million for fourth quarter 2012, and diluted net income per limited partner unit increased to a record 83 cents in fourth quarter 2013 versus 68 cents in the corresponding 2012 period. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of 88 cents for fourth quarter 2013 was higher than the 81-cent guidance provided by management in Oct. 2013 primarily due to stronger-than-expected refined products transportation volumes.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased to a quarterly record of $236.6 million for fourth quarter 2013, or 32% higher than the fourth-quarter 2012 DCF of $179.4 million.
“Magellan finished 2013 in strong form, generating record financial results for the year, successfully achieving key milestones for the largest construction projects in our partnership’s history and increasing cash distributions to our investors by 16% for the year,” said Michael Mears, chief executive officer. “Looking ahead, we expect even stronger performance for Magellan as we recognize greater benefit from growth projects commissioned during 2013 and those expected to begin operation during 2014. Magellan enters the new year in strong financial standing with the goal of growing annual cash distributions to our investors by 20% for 2014 and 15% for 2015.”
Beginning in 2013, the partnership reorganized its reporting segments to reflect strategic changes in its business, particularly its increasing crude oil activities. Historical financial results have been restated to conform to the new segment presentation. An analysis by segment comparing fourth quarter 2013 to fourth quarter 2012 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Exhibit 99.1

Refined products. Refined operating margin was $209.2 million, an increase of $14.7 million and a quarterly record for this segment. Transportation and terminals revenues increased $42.5 million between periods due to significantly higher shipment volumes and average tariffs. Shipments grew primarily as a result of strong demand for lower-priced gasoline in the Midwest, including seasonal reversal of a portion of the partnership’s Oklahoma system to deliver refined products south into Texas during 2013, and timing of the farming season, which resulted in higher demand for distillates during the fourth quarter of 2013. Higher tariff rates were mainly driven by the partnership’s 4.6% tariff increase in mid-2013 and longer-haul movements to meet increased demand. Revenues also benefited from operating results from the New Mexico pipeline system acquired on July 1, 2013 and the Rocky Mountain pipeline system acquisition that was effective Nov. 1, 2013.
Operating expenses increased between periods in part due to expenses related to the recently-acquired New Mexico and Rocky Mountain pipeline systems. In addition, expenses increased on the partnership’s legacy pipeline systems due to more asset integrity work and higher property taxes during the current period, partially offset by more favorable product overages (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenues less cost of product sales) decreased $15.6 million between periods resulting in part from a $20.3 million unfavorable variance associated with the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership's actual cash product margin, which reflects only transactions that settled during the quarter, increased between periods primarily due to higher butane blending profits as a result of more sales volume during the fourth quarter of 2013.
Crude oil. Crude operating margin was $62.7 million, an increase of $40.4 million. Revenues increased $42.3 million primarily due to crude oil shipments on the Longhorn pipeline, which began operation during 2013, as well as joint venture management fees, additional condensate throughput at the partnership’s Corpus Christi, Texas terminal and operating results from a recently-converted Oklahoma pipeline to crude oil service. Operating expenses increased between periods as costs related to operation of the Longhorn pipeline in crude oil service, including higher personnel costs, power and integrity spending, were partially offset by more favorable product overages (which reduce operating expenses).
Marine storage. Marine operating margin was $23.6 million, a decrease of $7.5 million, as higher revenues were more than offset by additional expenses. Revenues increased between periods primarily due to storage fees from recently-constructed tanks and higher rates on existing tankage. Expenses increased due to more integrity spending, additional asset retirements and a favorable adjustment in the 2012 period to a historical environmental liability, with no such benefit in the 2013 period. Product margin declined due to timing of product sales.
Other items. Depreciation and amortization increased primarily due to recent expansion capital expenditures, and G&A expenses increased due to additional accruals for the partnership’s annual bonus and equity-based incentive compensation programs as a result of higher payout expectations and an increasing unit price.
Net interest expense increased primarily due to borrowings from the partnership’s Oct. 2013 debt offering to fund capital spending. As of Dec. 31, 2013, the partnership had $2.7 billion of debt outstanding and $25.2 million of cash on hand.

Exhibit 99.1

Annual results
The partnership also produced record annual financial results in 2013. For the year ended Dec. 31, 2013, operating profit was $705.1 million compared to $552.1 million in the corresponding 2012 timeframe. Annual net income was $582.2 million in 2013 compared to $435.7 million in 2012, and full-year diluted net income per limited partner unit was $2.56 in 2013 and $1.92 in 2012. Annual DCF was a record $669.7 million in 2013, or 1.35 times the amount needed to pay distributions related to 2013, compared to $539.8 million in 2012.

Expansion capital projects
Management remains focused on expansion opportunities, making significant progress on its current slate of projects with a record $561 million spent during 2013 on organic growth construction projects. Further, the partnership spent $215 million on acquisitions during the year, primarily related to the New Mexico and Rocky Mountain refined products pipelines. Based on the progress of expansion projects already underway, the partnership plans to spend approximately $550 million during 2014 to complete its current construction projects.
The Longhorn pipeline has been capable of operating at its full 225,000-barrels per day (bpd) capacity since mid-Oct. and averaged approximately 185,000 bpd during the fourth quarter of 2013. The partnership expects to average approximately 200,000 bpd during the first quarter of 2014. As previously announced, Magellan plans to expand the capacity of the Longhorn pipeline by 50,000 bpd to an increased capacity of 275,000 bpd, all fully committed by long-term customer agreements. Subject to regulatory approval, the operating capacity of the Longhorn pipeline is expected to reach 275,000 bpd in mid-2014.
During Jan. 2014, Magellan began operation of its newly-constructed 38-mile pipeline from the partnership’s El Paso, Texas terminal to a new locomotive fueling facility for Union Pacific Railroad near Santa Teresa, New Mexico.
The Double Eagle pipeline is now fully operational to transport condensate from the Eagle Ford shale to Magellan’s Corpus Christi terminal. As recently announced, Double Eagle is constructing a 10-mile pipeline to connect to Kinder Morgan’s condensate system in early 2015, providing flexibility for shippers to move product to Corpus Christi or the Houston Ship Channel.
The partnership continues to make significant progress on tank and pipeline construction for the BridgeTex pipeline joint venture. Initial linefill is expected to occur during late second quarter, with the pipeline operational in mid-2014 to deliver crude oil from the Permian Basin to the Houston Gulf Coast area.

Magellan also continues to evaluate well over $500 million of potential growth projects in earlier stages of development as well as additional acquisition opportunities, both of which have been excluded from the partnership’s spending estimates. Advanced discussions continue for the potential Little Rock pipeline project and potential Corpus Christi condensate splitter, and while management remains optimistic about both projects, neither has been included in the partnership’s capital spending estimates at this time.

Financial guidance for 2014
Management currently expects to generate record annual DCF of $730 million in 2014 and is raising its annual distribution growth target to 20% for 2014, resulting in 1.2 times the amount needed to pay cash distributions for 2014. For DCF purposes, BridgeTex is expected to have minimal impact to 2014 results due to the mid-year start-up of the pipeline

Exhibit 99.1

system and the timing of cash distribution payments from the joint venture to Magellan, which will be paid in arrears on a quarterly basis.
Net income per limited partner unit is estimated to be $2.90 for 2014, with first-quarter guidance of 70 cents. Guidance excludes future NYMEX MTM adjustments on the partnership’s commodity-related activities.
Based on the progress of Magellan’s active growth projects, management is also targeting 15% annual distribution growth for 2015. Distribution guidance specific to 2015 has not been provided previously.
Management continues to believe the large majority of the partnership’s operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing 15% or less of the partnership’s operating margin.

Earnings call details
An analyst call with management regarding fourth-quarter results and 2014 guidance is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 401-4668 and provide code 8110910. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 11. To access the replay, dial (888) 203-1112 and provide code 8110910. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenues less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with

Exhibit 99.1

petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation’s refining capacity, and can store over 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012 and subsequent reports on Forms 10-Q and 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013
Transportation and terminals revenue	$248,937	$333,269	$970,744	$1,138,328
Product sales revenue	252,906	240,184	799,382	744,669
Affiliate management fee revenue	1,352	3,985	1,948	14,609
Total revenue	503,195	577,438	1,772,074	1,897,606
Costs and expenses:
Operating	74,404	100,212	328,454	346,070
Cost of product sales	178,179	182,004	657,108	578,029
Depreciation and amortization	33,324	36,442	128,012	142,230
General and administrative	32,694	36,423	109,403	132,496
Total costs and expenses	318,601	355,081	1,222,977	1,198,825
Earnings (loss) of non-controlled entities	(1,914)	1,113	2,961	6,275
Operating profit	182,680	223,470	552,058	705,056
Interest expense	30,627	35,168	117,981	130,463
Interest income	(27)	(92)	(107)	(342)
Interest capitalized	(2,864)	(3,865)	(6,195)	(14,339)
Debt placement fee amortization expense	531	804	2,087	2,424
Income before provision for income taxes	154,413	191,455	438,292	586,850
Provision for income taxes	610	1,448	2,622	4,613
Net income	$153,803	$190,007	$435,670	$582,237

Basic net income per limited partner unit	$0.68	$0.84	$1.92	$2.57

Diluted net income per limited partner unit	$0.68	$0.83	$1.92	$2.56

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	226,434	226,879	226,369	226,829

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,383	227,928	226,608	227,094

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013
Refined products:
Transportation revenue per barrel shipped	$1.220	$1.418	$1.230	$1.313
Volume shipped (million barrels):
Gasoline	59.9	65.0	223.7	239.7
Distillates	36.8	41.1	136.7	146.5
Aviation fuel	4.8	5.7	21.5	21.1
Liquefied petroleum gases	0.6	0.6	8.5	7.8
Total volume shipped	102.1	112.4	390.4	415.1

Crude oil:
Transportation revenue per barrel shipped	$0.322	$1.088	$0.305	$0.880
Volume shipped (million barrels)	20.6	40.6	72.0	113.2
Crude oil terminal average utilization (million barrels per month)	12.8	12.0	12.6	12.3

Marine storage:
Marine terminal average utilization (million barrels per month)	23.5	23.3	23.8	23.0

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013
Refined products:
Transportation and terminals revenue	$185,023	$227,513	$723,835	$801,128
Less: Operating expenses	63,630	75,800	267,694	270,711
Transportation and terminals margin	121,393	151,713	456,141	530,417

Product sales revenue	250,682	238,986	790,116	738,271
Less: Cost of product sales	177,590	181,516	653,429	574,703
Product margin	73,092	57,470	136,687	163,568
Operating margin	$194,485	$209,183	$592,828	$693,985

Crude oil:
Transportation and terminals revenue	$24,662	$64,504	$92,288	$178,409
Less: Operating expenses	1,183	5,963	5,229	19,131
Transportation and terminals margin	23,479	58,541	87,059	159,278
Affiliate management fee revenue	1,138	3,594	1,734	13,361
Earnings (loss) of non-controlled entities	(2,339)	526	2,574	3,781
Operating margin	$22,278	$62,661	$91,367	$176,420

Marine storage:
Transportation and terminals revenue	$39,252	$41,252	$154,621	$158,791
Less: Operating expenses	10,444	19,347	58,486	59,407
Transportation and terminals margin	28,808	21,905	96,135	99,384

Product sales revenue	2,224	1,198	9,266	6,398
Less: Cost of product sales	589	488	3,679	3,326
Product margin	1,635	710	5,587	3,072
Affiliate management fee revenue	214	391	214	1,248
Earnings of non-controlled entities	425	587	387	2,494
Operating margin	$31,082	$23,593	$102,323	$106,198

Segment operating margin	$247,845	$295,437	$786,518	$976,603
Add: Allocated corporate depreciation costs	853	898	2,955	3,179
Total operating margin	248,698	296,335	789,473	979,782
Less:
Depreciation and amortization expense	33,324	36,442	128,012	142,230
General and administrative expense	32,694	36,423	109,403	132,496
Total operating profit	$182,680	$223,470	$552,058	$705,056

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	December 31, 2013
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$190,007	$0.84	$0.83
Add: Unrealized derivative losses associated with future physical product transactions	12,820	0.06	0.06
Deduct: Lower-of-cost-or-market inventory adjustment	(1,506)	(0.01)	(0.01)
Excluding commodity-related adjustments	$201,321	$0.89	$0.88

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	226,879
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,928

*Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,		2014
	2012	2013	2012	2013	Guidance

Net income	$153,803	$190,007	$435,670	$582,237	$658,000
Interest expense, net	27,736	31,211	111,679	115,782	128,000
Depreciation and amortization (1)	33,855	37,246	130,099	144,654	150,000
Equity-based incentive compensation (2)	8,481	9,584	8,038	11,823	4,000
Asset retirements and impairments	2,047	3,566	12,622	7,835	6,000
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions (3)	(26)	12,820	6,424	8,086
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	(1,629)	2,896	3,649	(6,425)
Lower-of-cost-or-market adjustments	2,000	(1,506)	983	(2,000)
Houston-to-El Paso cost of sales adjustments(5)	(6,389)	—	1,838	—
Total commodity-related adjustments	(6,044)	14,210	12,894	(339)	(8,000)
Other	4,413	2,519	4,850	(409)	(3,000)
Adjusted EBITDA	224,291	288,343	715,852	861,583	935,000

Interest expense, net	(27,736)	(31,211)	(111,679)	(115,782)	(128,000)
Maintenance capital	(17,202)	(20,562)	(64,396)	(76,081)	(77,000)
Distributable cash flow	$179,353	$236,570	$539,777	$669,720	$730,000

Distributable cash flow per limited partner unit paid distributions related to this period	$0.79	$1.04	$2.39	$2.95	$3.21

Weighted average number of limited partner units paid distributions related to this period	226,679	227,068	226,321	226,777	227,068

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the year ended December 31, 2012 and 2013 was $21.0 million and $24.1 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2012 and 2013 of $13.0 million and $12.3 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Cost of goods sold adjustment related to commodity activities for the partnership's Houston-to-El Paso pipeline to more closely resemble current market prices for the applicable period for distributable cash flow purposes rather than average inventory costing as used to determine the partnership's results of operations. We discontinued these commodity activities during 2012 in conjunction with the Longhorn crude pipeline project.